Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT (the “Amendment”) to the Employment Agreement is made this 29 day of October, 2018, by and between MKS Instruments, Inc., a Massachusetts corporation (“MKS”) and Seth Bagshaw of Boxford, MA (“Employee”).

WHEREAS, MKS and Employee are parties to an employment agreement effective August 1, 2016 (the “Employment Agreement”); and

WHEREAS, MKS and Employee wish to modify certain provisions of the Employment Agreement relating to Employee’s eligibility for severance pay and benefits;

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt whereof are hereby acknowledged, the parties agree as follows:

1.    In Section 6(d) of the Employment Agreement, the words “a minimum of 6 months of Base Salary or two weeks of Base Salary per year of service, whichever is greater, in either case” are deleted and replaced with the words “12 months of Base Salary”.

2.    In Section 6(d) of the Employment Agreement, the following new sentence is added immediately after the first sentence: “If the Company terminates Employee’s employment and provided that all of the immediately foregoing conditions, (i)-(iii), are satisfied, the Company shall also continue to pay for any medical, dental and/or vision insurance that Employee elects to continue receiving under COBRA for twelve (12) months after the last full day Employee works prior to the effective date of Employee’s termination under this Employment Agreement, less the premium contribution paid by similarly-situated active employees who are enrolled in comparable coverage.”

3.    Except as modified in paragraphs 1 and 2 above, the Employment Agreement shall remain unchanged. To avoid any doubt and without limitation of any kind, the parties acknowledge and agree that this Amendment is not intended to, and shall not, have any effect on Employee’s obligations under Section 7 of the Employment Agreement, notwithstanding the enactment of Section 24L of Chapter 149 of the Massachusetts General Laws or any other change in the law after the parties entered into the Employment Agreement. To ensure that MKS’s ability to enforce the post-employment restrictions set forth in Section 7 of the Employment Agreement is in no way diminished by the parties entering into this Amendment, Employee agrees that MKS may (if it deems advisable in its sole discretion) add to the General Release referred to in Section 6(d) of the Employment Agreement post-employment restrictions identical to the post-employment restrictions set forth in Section 7 of the Employment Agreement.

In witness whereof, the parties hereto have executed, in the Commonwealth of Massachusetts, this Amendment as a sealed instrument, as of the date first written above.

MKS INSTRUMENTS, INC.

By:	/s/ Gerald G. Colella
Chief Executive Officer

/s/ Seth H. Bagshaw
Seth Bagshaw

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